November 2, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Veridium Corporation (the copy of the facsimile received containing such statements is attached), which we understand will be filed with the Commission, pursuant to Item 4 of the Company’s Form 8-K/A, Amendment No. 1, report during the month of November 2005.

We agree with the statements concerning our firm in such Form 8-K/A, Amendment No. 1.

Very truly yours,

/s/ WithumSmith+Brown, P.C.

WithumSmith+Brown, P.C.